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                                                                     EXHIBIT 4.3




                             STOCK OPTION AGREEMENT

                                 April 14, 1994


Mr. C. Dean Metropoulos
5880 Mountain Road
Stowe, Vermont  05672

         Re:     Grant of Stock Option

Dear Mr. Metropoulos:

         Subject to the conditions set forth below, The Morningstar Group Inc. (the "Company") hereby grants to you, effective as of April 14, 1994, (the "Grant Date"), as a matter of separate inducement and not in lieu of any other compensation for your services, the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth herein, an aggregate of 600,000 shares (the "Option Shares") of common stock, par value $.01 per share, of the Company at a price equal to $6.50 per share (the "Exercise Price").

         1.      Vesting.

         The right to purchase Option Shares pursuant to the Option shall vest in installments during the period you are associated with the Company in the capacity of consultant or as a member of the Company's board of directors as follows:

         (a)     One-third (1/3) of the Option Shares are currently vested;

         (b) An additional one-third (1/3) of the Option Shares shall vest on December 14, 1994; and

         (c) The remaining one-third (1/3) of the Option Shares shall vest on December 14, 1995.

         Notwithstanding the foregoing, the right to exercise the Option shall immediately accrue and vest in full upon the occurrence of a Change in Control. Should you, on any date during any Vesting Period other than the last day of such Vesting Period, cease to be associated with the Company in the capacity of consultant or as a member of the Company's board of directors for any reason, then a portion of the Option Shares that would have otherwise vested on the final day of such Vesting Period shall vest ratably for each expired month during such Vesting Period prior to and including the month of such cessation. No additional Option Shares shall vest subsequent to the date that you cease to be associated with the Company in the capacity of consultant or as a member of the Company's board of directors.




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         For purposes of this Section 1, the following terms shall have the meaning set forth below:

                 "Change in Control" shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a "Group"), other than to Hicks, Muse, Tate & Furst Incorporated or any of its affiliates or their employees, officers, and directors (the "HMC Group"); (ii) a majority of the board of directors of the Company shall consist of persons who are not Continuing Directors; (iii) the acquisition by any person or Group (other than the HMC Group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company; or
         (iv) a Sale of the Company.

                 "Continuing Director" shall mean, as of the date of determination, any person who (i) was a member of the board of directors of the Company on the date of this agreement, (ii) was nominated for election or elected to the board of directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, or (iii) is a member of the HMC Group.

                 "Hicks, Muse Company" shall mean an entity in which the HMC Group (and members of their respective families and trusts for the primary benefit of such family members) beneficially owns more than 25% of the fully-diluted common stock or has an unrecovered investment of $1.0 million or more.

                 "Marketable Securities" shall mean securities (i) of a class or series listed or traded on the New York Stock Exchange, American Stock Exchange, or NASDAQ National Market and (ii) which, as a matter of law, shall at the time of acquisition be (or which at the date of acquisition are legally committed to become within six months after the date of acquisition) freely saleable in unlimited quantities by the HMC Group to the public, either pursuant to an effective registration statement under the Securities Act of 1933, as amended (including a current prospectus which is available for delivery), or without the necessity of such registration.

                 "Sale of the Company" shall mean the first to occur of (i) the Company's ceasing to be a Hicks, Muse Company in a transaction or series of related transactions initiated or agreed to by the HMC Group or (ii) the consummation of a transaction or series of related transactions initiated or agreed to by the HMC Group pursuant to which the HMC Group receives, in respect of its shares of Company common stock, cash and/or Marketable Securities which have an aggregate value equal to at least 75% of the total value of all common stock of the Company owned by the HMC Group immediately prior to such transaction, as determined by the board of directors of the Company in good faith.





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                 "Vesting Period" shall mean each of the periods from December
         15, 1993 to December 14, 1994 and from December 15, 1994 to December 14, 1995.

         2.      Term; Exercise.

         You may exercise your option to purchase vested Option Shares in the manner set forth herein at any time prior to the termination of the Option.
The Option will automatically, and without notice, terminate and become null and void upon the expiration of two (2) years following the date you cease to be associated with the Company in the capacity of consultant or as a member of the Company's board of directors, including the termination of such association as a result of your death or disability; provided, however, that the Option shall in any event automatically, and without notice, terminate and become null and void upon the tenth anniversary of the Grant Date.

         Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and shall be accompanied by a certified or bank check to the order of the Company in the full amount of the Exercise Price of the shares so purchased.

         3.      Transferability

         The Option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. The Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

         4.      Registration

         Unless there is in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the Option Shares (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10 (a) (3) of the Securities Act), you will, upon the exercise of the Option (i) represent and warrant in writing to the Secretary of the Company that the Option Shares then being purchased by you pursuant to the Option are being acquired for investment only and not with a view to the resale or distribution thereof, (ii) acknowledge and confirm that the Option Shares purchased may not be sold unless registered for sale under the Securities Act or pursuant to an exemption from such registration and (iii) agree that the certificates evidencing such Option Shares shall bear a legend to the effect of the foregoing. The Company may require the delivery of additional documents, including, without limitation, an opinion of counsel, prior to the exercise of the Option.





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         5.      Withholding Taxes

         By your acceptance hereof, you agree that (i) the Company, as a condition of issuance of the Option Shares, may require the payment (through withholding from any payment otherwise due you from the Company by requiring the payment of cash, or otherwise) of any federal, state, local or foreign taxes required by law to be withheld with respect to such issuance, and (ii) the Company shall have the right to establish such other procedures as it may determine in its sole discretion with respect to such issuances.

         6.      Adjustments

         (a) If at any time or from time to time, the Company shall subdivide as a whole (by reclassification, by a stock split, by a stock dividend or otherwise) the number of shares of Company common stock then outstanding into a greater number of shares of common stock, then (i) the number of Option Shares that may be acquired under the unexercised portion of the Option shall be increased proportionately and (ii) the Exercise Price for each such Option Share shall be reduced proportionately.

         (b) If at any time or from time to time, the Company shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Company common stock then outstanding into a lesser number of shares of common stock, (i) the number of Option Shares that may be acquired under the unexercised portion of the Option shall be decreased proportionately and (ii) the Exercise Price for each such Option Share shall be increased proportionately.

         (c) Whenever the number of Option Shares and the Exercise Price therefor are required to be adjusted as provided in this Section 6, the Company shall promptly prepare and deliver to you a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, and the method by which such adjustment was calculated.

         7.      No Rights as a Stockholder

         You will have no rights as a stockholder of the Company with respect to any shares covered by this Option until a certificate representing those shares is issued in your name. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is before the date that the certificate is issued, except as contemplated by Section 6. Nevertheless, the Company will inform you of any proposed merger, consolidation or similar transaction to the same extent that the Company's stockholders are informed by the Company of any such event or potential event.





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         Please indicate your acceptance of all the terms and conditions of the
Option by signing and returning a copy of this Option Agreement.

                                        Sincerely yours,

                                        THE MORNINGSTAR GROUP INC.



                                        By:     /s/ JOHN P. CLARSON
                                                John P. Clarson, Vice President
ACCEPTED:



/s/ C. DEAN METROPOULOS
C. Dean Metropoulos

Date:    April 14, 1994





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